Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Motorcar Parts of America, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)	924,200 (2)	$18.71(3)	$17,291,782.00	$.0001102	$1,905.56
Total Offering Amounts					$17,291,782.00		$1,905.56
Total Fee Offsets							$— (4)
Net Fee Due							$1,905.56
(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of our common stock (“Common Stock”) that become issuable under the Motorcar Parts of America, Inc. 2022 Incentive Award Plan (the “Plan”) by reason of any stock dividend, stock split, or similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of Common Stock.

(2)	Consists of shares of our Common Stock under the Plan.
(3)
Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $18.71 per share, which is the average of the high and low prices of Common Stock on November 4, 2022, as reported on the Nasdaq Stock Exchange.

(4)	The Registrant does not have any fee offsets.